Exhibit 5

Douglas W. Densmore (540) 983-9399 doug_densmore@gentrylocke.com	Facsimile 540·983·9400 Post Office Box 40013 Roanoke, Virginia 24022-0013

June 9, 2009

In re: Registration Statement on Form S-4 with respect to 2,939,400 shares of the common stock $5.00 per value (“Common Stock”) of HomeTown Bankshares Corporation (“Company”)

Gentlemen:

We have acted as counsel for the Company in connection with the preparation of the registration statement on Form S-4 (“Registration Statement”), pursuant to the providers of the Securities Act of 1933, as amended, being filed with the Securities and Exchange Commission on June 9, 2009, or as soon thereafter as possible, in respect of 2,939,400 shares of the Company’s Common Stock, and as such have examined the same and the exhibits being filed therewith.

We have examined such corporate records as we have deemed necessary as a basis of our opinion in addition to our general familiarity with the Company’s organization as general counsel to the Company and HomeTown Bank, the Company’s present parent corporation. Based upon the foregoing, it is our opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

2.	The 2,939,400 shares of the Company’s Common Stock which are the subject of the Registration Statement have been duly and validly authorized under the laws of the Commonwealth of Virginia, and when issued pursuant to proper resolution of the Board of Directors of the Company and upon the terms as set forth in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

The foregoing opinion is contingent upon the Registration Statement becoming effective, and the reorganization therein described being approved by the shareholders of HomeTown Bank and otherwise effectuated. We consent to its use as an exhibit to the Registration Statement and to reference to this form in the Registration Statement and any amendments thereto.

Sincerely,

GENTRY LOCKE RAKES & MOORE, LLP

/s/ Douglas W. Densmore
Douglas W. Densmore

10 Franklin Road SE, Suite 800 ❖ Roanoke, VA 24011 ❖ Toll Free: 866-983-0866

www.gentrylocke.com